UNITED STATES OF AMERICA
                                 Before the
                     SECURITIES AND EXCHANGE COMMISSION


Securities Exchange Act of 1934
Release No. 36318/ Sept. 29, 1995

AAER No. 728/ Sept. 29, 1995

Administrative Proceeding
File No. 3-8861

______________________________
                                                          :
In the Matter of                                          :
                                                          :
Starion International Ltd.,      :       ORDER INSTITUTING PROCEEDINGS
Transvit Investment Corp.,       :       PURSUANT TO SECTION 21C OF
Vileaurose Chimique, S.A.,       :       THE SECURITIES EXCHANGE ACT OF
Shashikant Sunderlal Sheth,      :       1934 AND FINDINGS AND CEASE
Virendra Sunderlal Sheth, and    :       AND DESIST ORDER
Jayesh Jamnadas Sheth            :
______________________________   :

                                     I.

                The Commission deems it appropriate and in the public interest that public administrative proceedings be, and they hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934.

                                     II.

                In anticipation of the institution of these administrative proceedings, Starion International Ltd. ("Starion"), Transvit Investment Corp. ("Transvit"), Vileaurose Chimique, S.A. ("Vileaurose"), Shashikant Sunderlal Sheth ("Shashi Sheth"), Virendra Sunderlal Sheth ("Viren Sheth"), and Jayesh Jamnadas Sheth ("Jay Sheth") have each submitted Offers of Settlement which the Commission has determined to accept. Solely for the purpose of this proceeding and any other proceeding brought by or on behalf of the Commission or to which the Commission is a party, Starion, Transvit, Vileaurose, Shashi Sheth, Viren Sheth and Jay Sheth, without admitting or denying the matters set forth herein, and prior to a hearing pursuant to the Commission's Rules of Practice, 17 C.F.R. Sec. 201.100, et seq., consent to the issuance of this Order Instituting Proceedings pursuant to Section 21C of the Securities Exchange Act of 1934 and Findings and Cease and Desist Order ("Order") as set forth below.

                                    III.

                On the basis of this Order and Offers of Settlement of Starion, Transvit, Vileaurose, Shashi Sheth, Viren Sheth and Jay Sheth, the Commission concludes the following<F1>:

___________________
[FN]
<F1>            The findings herein are made pursuant to the Offers of
Settlement of Starion, Transvit, Vileaurose, Shashi Sheth, Viren Sheth and Jay Sheth and are not binding on any other person or entity named as a respondent in this or any other proceedings.


       2 of 6

                A.       FACTS

                         1.      Summary

                This cease and desist proceeding involves beneficial ownership disclosure violations and the causation of issuer disclosure violations. Specifically, four individuals belonging to two different families with the surname Sheth from Dubai, United Arab Emirates ("the Dubai Sheth families"), whose principal international business is the manufacture and distribution of fragrance and cosmetic products, failed to disclose their beneficial ownership of 65% of the stock of Tristar Corporation ("Tristar") and control of Tristar's principal supplier. Between 1987 and 1992, the Dubai Sheth families held their Tristar stock in offshore bearer share corporations, and failed to disclose timely their beneficial ownership of that stock. The failure to file appropriate beneficial ownership disclosure forms was based on advice the Dubai Sheth families received from their then financial advisor and certain officers and directors of Tristar. On September 4, 1992, four of the respondents and others, individually and as a group, disclosed the holdings of the Dubai Sheth families, as well as details concerning the acquisitions of the shares and the relationships among the parties, in a Schedule 13D filed with the Commission. Additionally, Viren Sheth and Jay Sheth, as members of Tristar's Management Committee, and Shashi Sheth, as a Tristar director, failed to take steps to cause the company to disclose material facts in three annual reports on Form 10-K that either contained materially false and misleading information or omitted to state material facts.

                         2.      Respondents

                                 a.      Starion International Ltd. is a
British Virgin Islands holding company owned and controlled by the Dubai Sheth families. Starion was created in 1989 as a vehicle for the Dubai Sheth families to acquire approximately 30% of Tristar's outstanding stock from two individuals who, at that time, were the President and Vice President of Tristar. On July 8, 1994, Starion pled guilty to one count of mail fraud in connection with disclosures filed with the Commission in 1989, and agreed to forfeit 2,013,174 Tristar shares, or a reasonable substitute therefor, valued at approximately $5.5 million.

                                 b.      Transvit Investment Corp.,
Vileaurose Chimique, S.A. and five other corporations (the "Panamanian corporations") comprised the seven Panamanian corporations owned and controlled by the Dubai Sheth families. The stock of the Panamanian corporations was in bearer shares form and held by the Dubai Sheth families. On February 9, 1993, the Panamanian corporations transferred legal and beneficial ownership of the Tristar stock issued to them to Starion. In 1993, the Dubai Sheth families dissolved the Panamanian corporations, except for Transvit and Vileaurose.

                                 c.      Shashi Sheth is a member of the
Dubai Sheth families and is the brother of Viren Sheth. Shashi Sheth became a director of Tristar in May 1989 and continues to serve as a director of the company. He is the Vice President and Chief Executive of a Dubai Sheth families-owned import and export company in Dubai. He also is a director of Starion.

       3 of 6

                                 d.      Viren Sheth served on Tristar's
Management Committee from June 1989 through October 1992. In late 1992, he became the President of Tristar. From 1979 until January 1991, Viren Sheth owned 50% of Tristar's principal fragrance supplier.

                                 e.      Jay Sheth was the managing director
of Tristar's principal fragrance supplier. Jay Sheth is not related to Shashi or Viren Sheth. From June 1989 through October 1992, Jay Sheth served on Tristar's Management Committee. From 1979 until January 1991, Jay Sheth owned 50% of Tristar's principal supplier.

                         3.      Issuer

                Tristar is a Delaware corporation presently headquartered in San Antonio, Texas. Tristar's principal business is the marketing and wholesale distribution of alternatives to designer fragrances and cosmetics. Since March 1, 1984, Tristar's common stock has been registered with the Commission pursuant to Section 12(g) of the Exchange Act and quoted on the NASDAQ. Tristar was known as Ross Cosmetics Distribution Centers, Inc., during the events described herein, but changed its name to Tristar in 1993.

                         4.      Discussion

                                 a.      The Dubai Sheth Families Acquire
                                         35% of Tristar's Outstanding Stock

                During the period February 1986 through November 1987, Tristar was unable to make timely payments for its purchases of fragrances from a supplier owned by Viren Sheth and Jay Sheth<F2>. As a result, the President of Tristar proposed paying for the products with Tristar stock. The Dubai Sheth families, who previously had agreed to advance funds to a financial intermediary to enable Tristar to purchase fragrances, agreed to accept stock and cash as compensation from Tristar. Between February 1986 and November 1987, Tristar engaged in five transactions that resulted in the issuance of 950,000 shares, or 35% of Tristar's outstanding stock to the Dubai Sheth families. Tristar issued the stock to the Panamanian corporations. The Dubai Sheth families' then financial advisor (the "Advisor"), Tristar's founder and Tristar's then General Counsel designed the transactions so that no single Panamanian corporation would hold more than five percent of Tristar's outstanding stock.

                                 b.      The Starion Transaction and Change
                                         in Control of Tristar

                On May 31, 1989, the Dubai Sheth families, through Starion, acquired 36.6% of Tristar's outstanding stock from Tristar's founder and a former Vice President of Tristar. This transaction resulted in the change of control of Tristar and the increase of the Dubai Sheth families' beneficial ownership to more than 65% of the company's outstanding stock. As a result of the transaction, Shashi Sheth became a director of Tristar.


___________________
[FN]
<F2>            By mid-1989, this company had become Tristar's primary
supplier of fragrance products. In January 1991, Viren Sheth and Jay Sheth sold Tristar's principal fragrance supplier to the Dubai Sheth families.

       4 of 6

Additionally, the Tristar Board created a Management Committee comprised of Viren Sheth and Jay Sheth, Tristar's Chief Operating Officer and two of Tristar's Vice Presidents. A weighted voting formula provided that Viren Sheth and Jay Sheth, who were not officially named as officers or directors of the company, could control the Management Committee and, therefore, the operations of the Company. Finally, the Advisor, who previously had become a director of Tristar, was elected President and Chairman of the Board of Tristar.

                                 c.      Tristar's 1989, 1990 and 1991
                                         Annual Reports

                Tristar's annual reports for its fiscal years ending August 31, 1989 ("1989 10-K"), August 31, 1990 ("1990 10-K") and August 31, 1991
("1991 10-K") inaccurately described Tristar's transactions with the Dubai Sheth families-controlled Panamanian corporations in 1986 and 1987 as a series of private placements to major vendors and failed to disclose the Dubai Sheth families' beneficial ownership and control of Tristar. Additionally, the three 10-Ks failed to disclose additional matters, including, (1) the affiliation of Tristar's then President with the financial intermediary used by the Dubai Sheth families and with the Dubai Sheth families, (2) Shashi Sheth's affiliation with the Dubai Sheth families, (3) the principal fragrance supplier's control of Tristar's management decisions through Viren Sheth's and Jay Sheth's service on the Management Committee, and (4) that Tristar purchased most of its fragrance products from related parties, specifically from entities in which the Dubai Sheth families had direct or indirect interests. In fact, for the fiscal years ended August 31, 1990, 1991, and 1992, the products that related companies supplied to Tristar represented approximately 63%, 84%, and 88% of Tristar's net sales, respectively. In its 1991 10-K, Tristar attributed its purchase of all fragrances from two suppliers to "advantageous factors such as price and supply and not upon material dependence." The 1991 10-K also failed to disclose the aggregate amount of Tristar's export sales to Mexico, South America and Canada, which represented 13% of the company's net sales.

                B.       APPLICABLE LAW

                         1. Section 13(d) of the Exchange Act and Rules 13d-1 and 13d-2

                Section 13(d)(1) of the Exchange Act and Rules 13d-1 require any person who acquires beneficial ownership of more than five percent of any equity security of a class which is registered pursuant to Section 12 of the Exchange Act to file a Schedule 13D with the Commission with ten days.
Section 13(d)(2) of the Exchange Act and Rule 13d-2 requires a person to promptly file an amendment to a statement filed pursuant to Section 13(d)(1) "[i]f any material change occurs in the facts set forth in the statements."


                         2.      Section 16(a) of the Exchange Act and Rule
                                 16a-1

                Section 16(a) of the Exchange Act and Rule 16a-1, as in

       5 of 6

effect at the time of the violations<F3>, required, inter alia, that beneficial owners of more than ten percent of any class of any equity security registered pursuant to Section 12 of the Exchange Act files a Form 3 by the effective date of a registration statement filed pursuant to
Section 12, or within ten days of becoming such a beneficial owner. Moreover, when there is a change in beneficial ownership, Section 16(a) and Rule 16a-1, as in effect at the time of the violations, and current Rule 16a-3, require such beneficial owners, within ten days after the close of each calendar month in which a change of ownership occurs, to file a Form 4 indicating the ownership at the close of the month and such changes as occurred during the calendar month.

                         3. Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-1

                Section 13(a) of the Exchange Act and Rule 13a-1 require issuers of registered securities to file with the Commission annual reports on Form 10-K. Annual reports on Form 10-K must comply with the disclosure requirements of Regulation S-K. Exchange Act Rule 12b-20 requires that such annual reports contain all information necessary to ensure that statements made in them are not materially misleading. The reporting requirements necessarily include the requirements that the information supplied be accurate.

                C.       VIOLATIONS BY THE RESPONDENTS

                         1.      Beneficial Ownership Disclosure Violations

                On April 30, 1986, the Dubai Sheth families, through certain Panamanian corporations that they controlled, first acquired more than five percent of Tristar's outstanding stock. As of October 10, 1986, the Dubai Sheth families' beneficial ownership exceeded ten percent. Following the May 1989 transaction in which Starion acquired an additional 36.6% of the outstanding stock of Tristar, the Dubai Sheth families' beneficial ownership represented 65% of the company's outstanding stock. Shashi Sheth, who was an indirect beneficial owner of the Tristar shares, and Starion, Transvit and Vileaurose, as companies used to hold Tristar stock, violated Sections 13(d) and 16(a) of the Exchange Act and Rules 13d-1, 13d-2 and 16a-1 by failing to file in a timely manner a schedule 13D, amendments thereto, and Forms 3 and 4.

                         2.      Causation of Tristar's Disclosure
                                 Violations

                Between June 1989 and late 1992, Viren Sheth and Jay Sheth had the power to control the management decisions of Tristar, as a result

___________________
[FN]
<F3>            Until May 1, 1991, Rule 16a-1 implemented the statutory
filing requirements under Section 16 of the Exchange Act. A comprehensive revision of the rules under Section 16 became effective on May 1, 1991.
See, Exchange Act Rel. 34-28869, 56 Fed. Reg. 7242 (Feb. 21, 1991). Among other things, these amendments place the implementation of the former Rule 16a-1 filing requirements in new Rules 16a-2 and 16a-3. Accordingly, the cease and desist orders issued herein apply to violations of Rules 16a-2 and 16a-3.

       6 of 6

of their control of the Management Committee. Viren Sheth, Jay Sheth and Shashi Sheth were aware of all related party transactions engaged in by Tristar, as well as Viren Sheth's and Jay Sheth's control positions with Tristar, the Dubai Sheth families' beneficial ownership of Tristar stock, and the company's export sales. Shashi Sheth became a director of Tristar as a result of the Starion transaction and, thereafter, signed Tristar's 1989, 1990 and 1991 10-Ks. Viren Sheth, Jay Sheth and Shashi Sheth were each in a position to question the accuracy of the 10-K disclosures and ensure adequate disclosure, but failed to do so. Accordingly, Viren Sheth, Jay Sheth and Shashi Sheth failed to take steps to cause Tristar to disclose material facts in the three 10-Ks, thereby causing Tristar to violate
Section 13(a) of the Exchange Act and Rules 13a-1 and 12b-20 by Tristar.

                                     IV.

                                  FINDINGS

                Based on the above, the Commission finds that: (1) Starion, Transvit and Vileaurose violated Sections 13(d) and 16(a) of the Exchange Act and Rules 13d-1, 13d-2, and 16a-1; (2) Shashi Sheth violated Sections 13(d) and 16(a) of the Exchange Act and Rules 13d-1, 13d-2 and 16a-1 and caused violations of Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-1; and (3) Viren Sheth and Jay Sheth caused violations of Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-1.

                                     V.

                                    ORDER

                Accordingly, IT IS HEREBY ORDERED, pursuant to Section 21C of the Exchange Act, that Starion, Transvit and Vileaurose cease and desist from violating or causing violations or future violations of Sections 13(d) and 16(a) of the Exchange Act and Rules 13d-1, 13d-2, 16a-2 and 16a-3; that Shashi Sheth cease and desist from violating or causing violations or future violations of Sections 13(d) and 16(a) of the Exchange Act and Rules 12b-20, 13a-1, 13d-1, 13d-2, 16a-2 and 16a-3 and cease and desist from causing violations or future violations of Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-1; and Viren Sheth and Jay Sheth cease and desist from causing violations or future violations of Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-1.

                                         By the Commission


                                         /s/ Jonathan G. Katz
                                         _____________________
                                         Jonathan G. Katz
                                         Secretary